                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.     )

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                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2)).
     [X] Definitive Proxy Statement.

     [ ] Definitive Additional Materials.

     [ ] Soliciting Material Pursuant to Rule 14a-12


                                Trico Bancshares
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                (Name of Registrant as Specified in Its Charter)


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         and 0-11.

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

[TRICO BANCSHARES LOGO]

                                                                TriCo Bancshares
                                                           63 Constitution Drive
                                                         Chico, California 95973
                                                           Phone: (530) 898-0300

                      NOTICE OF MEETING AND PROXY STATEMENT

To Our Shareholders:

         On Tuesday, May 4, 2004, TriCo Bancshares will hold its annual meeting of shareholders at its headquarters located at 63 Constitution Drive, Chico, California. The meeting will begin at 6:00 p.m. Pacific Time.

         Shareholders who owned shares of our stock at the close of business on March 8, 2004, may attend and vote at the meeting. We request that all shareholders be present at the meeting in person or by proxy to ensure that we have a quorum. At the meeting, shareholders will:

         1. Elect eleven directors for terms expiring at the 2005 annual meeting of shareholders.

         2. Amend our articles of incorporation to increase by 30,000,000 the number of authorized shares of common stock from 20,000,000 to 50,000,000.

         3. Amend our 2001 stock option plan to increase by 450,000 the number of shares which may be granted under the plan.

         4. Ratify the selection of KPMG, LLP as our independent accountants for 2004.

         5. Attend to any other business properly presented at the meeting.

         We do not know of any other business that will come before the meeting. In order to vote without attending the meeting, you may sign and date the enclosed proxy and voting instruction card and return it in the postage prepaid envelope.

         A copy of our 2003 Annual Report is enclosed. This notice and proxy statement, a proxy and voting instruction card, and the 2003 Annual Report are being distributed on or about March 31, 2004.

         Regardless of whether you plan to attend the meeting in person, we urge you to vote in favor of each of the proposals as soon as possible.

                                             By Order of the Board of Directors,

                                                             Wendell J. Lundberg
                                                             Secretary

Chico, California
March 31, 2004

                       PROXY STATEMENT TABLE OF CONTENTS

QUESTIONS AND ANSWERS...................................................................................       1

PROPOSALS TO BE VOTED ON................................................................................       4

BOARD OF DIRECTORS......................................................................................       7

GOVERNANCE AND BOARD COMMITTEES.........................................................................       9

COMPENSATION OF DIRECTORS...............................................................................      12

OWNERSHIP OF VOTING SECURITIES..........................................................................      13

EXECUTIVE OFFICERS......................................................................................      15

COMPENSATION OF EXECUTIVE OFFICERS......................................................................      16

REPORT OF THE COMPENSATION AND
MANAGEMENT SUCCESSION COMMITTEE.........................................................................      21

AMENDMENT OF 2001 STOCK OPTION PLAN.....................................................................      22

REPORT OF THE AUDIT COMMITTEE...........................................................................      25

INDEPENDENT PUBLIC ACCOUNTANTS..........................................................................      26

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN.........................................................      27

OTHER INFORMATION.......................................................................................      28

                             QUESTIONS AND ANSWERS

1        Q:       WHY AM I RECEIVING THESE MATERIALS?
         A:       The Board of Directors of TriCo Bancshares is providing these proxy materials to you in connection with TriCo's annual meeting of shareholders which will take place on May 4, 2004.
                  As a shareholder, you are invited to attend the meeting and may vote on the proposals described in this proxy statement.

2.       Q:       WHAT INFORMATION IS CONTAINED IN THESE MATERIALS?
         A:       The information included in this proxy statement relates to the proposals to be voted on at the meeting, the voting process, the compensation of our directors and executive officers and certain other required information. Our 2003
                  Annual Report is also enclosed.

3.       Q:       WHO MAY VOTE AT THE MEETING?
         A:       Only shareholders of record at the close of business on March
                  8, 2004, may vote at the meeting. As of the record date, 7,817,761 shares of our common stock were issued and outstanding. Each shareholder is entitled to one vote for each share of common stock held on the record date.

4.       Q:       WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER
                  OF RECORD AND AS A BENEFICIAL OWNER?
         A:       Most shareholders hold shares through a stockbroker, bank or other nominee rather than directly in their own name. The distinctions between shares held of record and shares owned beneficially are summarized below.

                  Shareholder of Record

                  If your shares are registered directly in your name with our transfer agent, Mellon Investor Services, LLC, you are considered to be the shareholder of record of those shares and these proxy materials are being sent directly to you by TriCo. As the shareholder of record, you have the right to vote by proxy or to vote in person at the meeting. In that case, we have enclosed a proxy card for you to use.

                  Beneficial Owner

                  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered to be the shareholder of record of those shares. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the meeting. If you wish to vote these shares at the meeting, you must contact your bank or broker for instructions. Your broker or bank has enclosed a voting instruction card for you to use in directing the broker or bank how to vote your shares for you.

5.       Q:       WHAT MAY I VOTE ON AT THE MEETING?
         A:       You may vote to:

                  - elect eleven nominees to serve on our Board of Directors for terms expiring at the next annual meeting,

                  - amend our articles of incorporation to increase by 30,000,000 the authorized shares of common stock from 20,000,000 to 50,000,000,

                  - amend our 2001 stock option plan to increase by 450,000 the number of shares which may be granted under the plan, and

                  - ratify the selection of KPMG, LLP as our independent accountants for 2004.

6.       Q:       HOW DOES THE BOARD OF DIRECTORS RECOMMEND I VOTE?
         A:       The Board of Directors recommends that you vote your shares
                  FOR each of the eleven listed director nominees, FOR amendment of our articles of incorporation, FOR amendment of our 2001 stock option plan, and FOR the ratification of the accountants.

7.       Q:       HOW CAN I VOTE MY SHARES?
         A:       You may vote either in person at the meeting or by appointing a proxy. Please refer to the instructions included on your proxy card to vote by proxy. If you hold your shares through a bank, broker or other nominee, then you may vote by the methods your bank or broker makes available, using the instructions the bank or broker has included with this proxy statement.

8.       Q:       HOW ARE VOTES COUNTED?
         A:       In the election of directors, you may vote FOR all of the
                  director nominees or your vote may be WITHHELD with respect to one or more nominees. You may vote FOR, AGAINST or ABSTAIN on the proposals to amend the articles of incorporation, to amend the stock option plan and to ratify the accountants.

9.       Q:       HOW ARE ABSTENTIONS AND BROKER NON-VOTES TREATED?
         A:       Since the affirmative vote of the holders of a majority of the shares of our common stock present and voting is required to approve the proposals (other than the election of directors), abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present. Abstentions will be counted as voting shares and will have the effect of a vote
                  "against" the proposals. Broker non-votes will not be counted as shares voting on the proposals.

10.      Q:       CAN I CHANGE MY VOTE?
         A:       You have the right to revoke your proxy at any time before the meeting by:

                  - providing written notice to TriCo's corporate secretary and voting in person at the meeting, or

                  -     appointing a new proxy before the meeting begins.

                  Attending the meeting will not by itself revoke a proxy unless you specifically revoke your proxy in writing.

11.      Q:       WHAT IF I OWN SHARES THROUGH TRICO'S EMPLOYEE STOCK OWNERSHIP
                  PLAN AND TRUST?
         A:       For present or past employees of TriCo, your proxy includes any shares held in your account under our employee stock ownership plan and trust.

12.      Q:       WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?
         A:       If your shares are registered differently and are held in more than one account, then you will receive more than one card. Be sure to vote all of your accounts so that all of your shares are voted. We encourage you to have all accounts registered in the same name and address. You can accomplish this by contacting Mellon Investor Services LLC, 235 Montgomery
                  Street, 23rd Floor, San Francisco, California 94104, telephone
                  1-800-676-0712.

13.      Q:       WHO MAY ATTEND THE MEETING?
         A:       All shareholders who owned shares of our common stock on
                  March 8, 2004 may attend the meeting. You may indicate on the enclosed proxy card if you plan to attend the meeting.

14.      Q:       HOW WILL VOTING ON ANY OTHER BUSINESS BE CONDUCTED?
         A:       We do not know of any business to be considered at the meeting other than:

                  -     election of eleven directors,

                  - amendment of our articles to increase the authorized shares of common stock from 20,000,000 to 50,000,000,

                  - amendment of our 2001 stock option plan to increase by 450,000 the number of shares which may be granted under the plan, and

                  -     ratification of our accountants for 2004.

                  If any other business is properly presented at the meeting, your proxy gives Richard P. Smith, our president and chief executive officer, and Richard O'Sullivan, executive vice president of our subsidiary, Tri Counties Bank, authority to vote on these matters in their discretion.

15.      Q:       WHERE AND WHEN WILL I BE ABLE TO FIND THE RESULTS OF THE
                  VOTING?
         A:       The results of the voting will be announced at the meeting. We will also publish the final results in our quarterly report on Form 10-Q for the second quarter of 2004 to be filed with the Securities and Exchange Commission.

16.      Q:       IS MY VOTE CONFIDENTIAL?
         A:       Proxy instructions, ballots and voting tabulations that
                  identify individual shareholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within TriCo or to third parties except:

                  -     as necessary to meet applicable legal requirements,

                  -     to allow for the counting and certification of votes, or

                  -     to help our Board solicit proxies.

17.      Q:       WHEN ARE SHAREHOLDER PROPOSALS FOR THE 2005 ANNUAL MEETING
                  DUE?
         A:       All shareholder proposals to be considered for inclusion in our proxy statement for the 2005 annual meeting must be received at our principal office by November 28, 2004.
                  Shareholder nominations for directors must be received by our president as described on page 10.

18.      Q:       WHO WILL BEAR THE COST OF SOLICITING PROXIES FOR THE MEETING
                  AND HOW WILL THESE PROXIES BE SOLICITED?
         A:       We will pay the cost of preparing, assembling, printing,
                  mailing and distributing these proxy materials, including the charges and expenses of brokers, banks, nominees and other fiduciaries who forward proxy materials to their principals.
                  Proxies may be solicited by mail, in person, by telephone or by electronic communication by our officers and employees who will not receive any additional compensation for these solicitation activities.

                            PROPOSALS TO BE VOTED ON

1.    ELECTION OF DIRECTORS

Eleven directors will be elected this year for terms expiring at our annual meeting in 2005. The nominees for election are:

              William J. Casey
              Donald J. Amaral
              Craig S. Compton
              John S. A. Hasbrook
              Michael W. Koehnen
              Wendell J. Lundberg
              Donald E. Murphy
              Steve G. Nettleton
              Richard P. Smith
              Carroll R. Taresh
              Alex A. Vereschagin, Jr.

Each nominee is currently serving as a director of TriCo, except for Mr. Hasbrook and Mr. Koehnen who are currently serving as directors of Tri Counties Bank.

The eleven nominees receiving the most affirmative votes cast at the meeting will be elected as directors assuming a quorum is present. Consequently, any shares not voted at the meeting, whether by abstention or otherwise, will have no effect on the election of directors. If any of the nominees should unexpectedly decline or become unable to serve, the proxies we are soliciting may be voted for a substitute nominee or the Board may reduce the size of the Board.

Brief biographies of the director nominees begin on page 7. These biographies include their age, business experience and the names of publicly held and certain other corporations of which they are also directors. Unless stated otherwise, each director has been engaged in his present occupation for at least the past five years.

Shareholders may cumulate their votes when electing directors. To do so, you must follow the procedures set forth in our bylaws which are described at "Governance, Board Nomination and Board Committees--Nomination and Election of Directors" on page 10.

                                                          The Board recommends a
                                                      vote to elect these eleven
                                                                       nominees.

2. AMENDMENT OF OUR ARTICLES OF INCORPORATION TO INCREASE OUR AUTHORIZED SHARES OF COMMON STOCK FROM 20,000,000 TO 50, 000,000

The Proposal. On February 24, 2004, our Board approved an amendment to our articles of incorporation to increase the number of authorized shares of common stock by 30,000,000 from 20,000,000 to 50,000,000, subject to shareholder approval. This additional common stock would have identical rights to our common stock currently outstanding. The amended Article 4(a) of our articles of incorporation would read:

"The corporation is authorized to issue two classes of shares designated "Preferred Stock" and "Common Stock," respectively. The number of shares of Preferred Stock authorized to be issued is one million (1,000,000), and the number of shares of Common Stock authorized to be issued is fifty million (50,000,000)."

On March 8, 2004, we had:

      -     7,817,761 shares of common stock issued and outstanding,

      - 956,641 shares reserved for issuance under our stock option plans, and

      - 100,000 shares reserved for issuance under our dividend reinvestment plan.

On March 11, 2004, we reserved an additional 7,817,761 shares to be issued in connection with the 2-for-1 stock split declared by our Board to be effective for the holders of record of our common stock at the close of business on April 9, 2004.

Reasons for the Increase in Shares. After the stock split to be effective on April 9, 2004, only 2,251,196 shares of our common stock would not be reserved for any specific use and would be available for future issuance. The Board recommends this increase in authorized shares primarily to give us appropriate flexibility to issue shares for such purposes as:

      -     raising capital,

      -     acquiring other businesses,

      - attracting and retaining valuable employees by issuing shares under our 2001 stock option plan, and

      -     effecting a stock split or issuing stock dividends.

We have no present arrangements, agreements, commitments or understandings to issue any of the proposed additional shares, except in connection with existing stock options and the 2-for-1 stock split to be effective April 9, 2004. These shares may be issued by the Board in its discretion, subject to any further shareholder action required under Nasdaq rules or required by law. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of current shareholders.

Potential Antitakeover Considerations. The Board is aware that increasing the number of our authorized shares of common stock may have a potential anti-takeover effect by delaying, deferring or preventing changes in control or management. We could use the increased shares to frustrate persons trying to gain control of TriCo. For example, the Board could privately place shares with purchasers who may side with the Board in opposing a hostile takeover or issue securities that would dilute the stock ownership of persons seeking to gain control of TriCo. Our corporate documents contain certain provisions that also could have an anti-takeover effect, such as:

      - authorized preferred stock which can be issued by the Board in its discretion,

      - procedures which the Board may follow in evaluating and potentially rejecting a tender offer or acquisition of TriCo's assets, and

      - a shareholder's rights plan which could deter a tender offer by requiring a potential acquiror to pay a substantial premium over the market price of our stock.

This proposal to increase the number of authorized shares of common stock is not being recommended by the Board as part of an anti-takeover strategy and we are not aware of any efforts by any party to accumulate our stock or to obtain control of TriCo.

Effectiveness. The amendment to our articles of incorporation must be approved by the affirmative vote of a majority of our outstanding shares and then filed with the California Secretary of State before it becomes effective. The increase in authorized shares would not affect the rights of existing holders of common stock except to the extent that future issuances of common stock will reduce each existing shareholder's proportionate ownership.

                                             The Board recommends a vote to
                                              approve the amendment to our
                                       articles of incorporation to increase the
                                         number of authorized shares of common
                                          stock from 20,000,000 to 50,000,000.

3. AMENDMENT OF OUR 2001 STOCK OPTION PLAN TO INCREASE BY 450,000 THE NUMBER OF SHARES WHICH MAY BE GRANTED UNDER THE PLAN

On February 24, 2004, our Board approved an amendment to our 2001 stock option plan to increase by 225,000 the number of shares which may be granted under the plan, subject to shareholder approval. On March 11, 2004, the Board declared a 2-for-1 stock split to be effective on April 9, 2004, and revised the amendment to the 2001 stock option plan to reflect the stock split. The proposed amendment to the plan (post-stock split) is to increase by 450,000 from 1,674,650 to 2,124,650 the number of shares which may be granted under the plan. The amendment is described in more detail beginning on page 22.

The amendment to our 2001 stock option plan will be effective if it is approved by the affirmative vote of a majority of our outstanding shares.

Our 2001 stock option plan promotes the interests of TriCo and our stockholders by:

      - attracting and retaining key officers, employees, directors and consultants,

      - motivating these individuals by granting them performance-related incentives to achieve long-range performance goals, and

      - linking their compensation to the long-term interests of TriCo and our stockholders.

                                                The Board recommends a vote to
                                                 approve the amendment to our
                                              2001 stock option plan to increase
                                               by 450,000 the number of shares
                                             which may be issued under the plan.

4.    RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS

The firm of KPMG, LLP served as our independent certified public accountants for 2003 and our audit committee has selected the firm as our accountants for 2004. Representatives of KPMG will be present at the meeting and will have the opportunity to make a statement and to answer questions.

The following audit services were performed by KPMG for the year ended December 31, 2003:

      - examination of our financial statements and our employee benefit plans,

      - services related to our filings with the Securities and Exchange Commission, and

      - consultation on matters related to accounting, financial reporting, tax returns and regulatory compliance.

Additional information concerning KPMG's services for TriCo can be found on pages 25 and 26. The affirmative vote of a majority of our outstanding shares will ratify the selection of KPMG as our independent accountants.

                                                  The Board recommends a vote to
                                                  ratify selection of KPMG, LLP
                                                   as our accountants for 2004.

                               BOARD OF DIRECTORS

The following nominees to the Board are currently serving as Board members of both TriCo Bancshares and Tri Counties Bank, except for Mr. Amaral who is a director of only TriCo, and Mr. Hasbrook and Mr. Koehnen who are directors of only Tri Counties Bank. These Board members also serve on committees of the Board of Directors of Tri Counties Bank, in addition to the TriCo Board committees discussed below.

WILLIAM J. CASEY

William J. Casey, age 59, has been a director since 1989. He is the chairman of our Board of Directors, chairman of our compensation and management succession committee, chairman of our nominating and corporate governance committee and a member of our audit committee. Mr. Casey has been a self-employed healthcare consultant since 1983. He is also a director of Coram Healthcare Corporation, a home infusion therapy company. Mr. Casey received a Masters degree in public administration and has served on the audit committees of other public companies.

DONALD E. MURPHY

Donald E. Murphy, age 68, has been a director since 1974. He is the vice-chairman of the Board of Directors and also a member of our audit committee, our nominating and corporate governance committee and our compensation and management succession committee. Mr. Murphy has served as the vice president and general manager of J. H. McKnight Ranch, Inc., a family farming company, for over 40 years. He is also a partner of New Generation Software, a software company, and a partner of Murphy Brothers, a farming operation.

DONALD J. AMARAL

Donald J. Amaral, age 51, has been a director since 2003. Mr. Amaral is chairman of our audit committee and a member of our compensation and management succession committee. He was chairman and chief executive officer of Coram Healthcare Corporation, a home infusion therapy company, from 1995 to 1999 and continues to serve as a director. Coram Healthcare filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code on August 28, 2000. Mr. Amaral has a Bachelor's degree in accounting and an MBA degree. He served as chief executive officer and chief financial officer of various companies for over 25 years.

CRAIG S. COMPTON

Craig S. Compton, age 48, has been a director since 1989. Mr. Compton is a member of our audit committee and our compensation and management succession committee. He is the president, chief executive officer and chief financial officer of AVAG, Inc., an aerial application business. Mr. Compton is also a principal in a family rice farming partnership and a director of Environmental Alternatives Foster Care Agency.

JOHN S. A. HASBROOK

John S. A. Hasbrook, age 44, has been a director since 2002. He is active in several agricultural and investment enterprises. He is an executive officer of SunWest Foods, Inc., a packaging and food marketing company; Hasbrook-Fetter Farms, Inc., a rice farm; Northland Foods International, a packaging and food marketing company; Northland Farming Company, an agricultural real estate investment firm; LandBrook Enterprises, Inc., an equipment leasing company; and other agricultural-related entities. Mr. Hasbrook also serves on various charitable and civic organizations.

Biographies

-     William J. Casey

-     Donald E. Murphy

-     Donald J. Amaral

-     Craig S. Compton

-     John S. A. Hasbrook

WENDELL J. LUNDBERG

Wendell J. Lundberg, age 73, has been a director since 1974. He is the secretary of our Board and also a member of our audit committee, our nominating and corporate governance committee and our compensation and management succession committee. Mr. Lundberg owns and operates Lundberg Family Farms, a rice and grain farming operation.

MICHAEL W. KOEHNEN

Michael W. Koehnen, age 43, has been a director since 2002. He owns and operates C.F. Koehnen & Sons, a third-generation family farming and beekeeping company. Mr. Koehnen is also president of Riverwest Processing, an almond and walnut processing company.

STEVE G. NETTLETON

Steve G. Nettleton, age 65, has been a director since 2003. He is a member of our audit committee and our nominating and corporate governance committee. Mr. Nettleton was the owner of the Chico Heat professional baseball club from 1996 to 2002 and served as the chairman of the board of directors for North State National Bank prior to its merger into Tri Counties Bank in 2003. He also serves as a director of Enloe Health Systems, the Chico Foundation of California State University and the University Advisory Board of California State University.

RICHARD P. SMITH

Richard P. Smith, age 46, has been a director since 1999. He has served as the president and chief executive officer of TriCo and Tri Counties Bank since 1999. Mr. Smith joined Tri Counties Bank in 1994 as vice president and chief information officer. He was senior vice president-customer/employee support and control from 1997 until 1998, when he was promoted to executive vice president in the same capacity. Mr. Smith was named president of Tri Counties Bank and executive vice president of TriCo in 1998. Mr. Smith is also a member of the board of directors of the California Banker's Association.

CARROLL R. TARESH

Carroll R. Taresh, age 66, has been a director since 1998. Mr. Taresh is a member of our audit committee and our nominating and corporate governance committee. He was executive vice president and chief operating officer of Tri Counties Bank from 1989 until his retirement in 1996. He also serves as president and director of CNT, Inc., a farming operation.

ALEX A. VERESCHAGIN, JR.

Alex A. Vereschagin, Jr., age 68, has been a director since 1974. He is a self-employed farmer and also the secretary and treasurer of Plaza Farms, a family-owned corporation. He is managing partner of the Vereschagin Company, a real estate rental company, and senior partner of Three V Ranch, a farming operation.

-     Michael W. Koehnen

-     Wendell J. Lundberg

-     Steve G. Nettleton

-     Richard P. Smith

-     Carroll R. Taresh

-     Alex A. Vereschagin, Jr.

               GOVERNANCE, BOARD NOMINATION AND BOARD COMMITTEES

CORPORATE GOVERNANCE

We have long believed that good corporate governance is important to ensure that TriCo is managed for the long-term benefit of its shareholders. We continue to review our corporate governance policies and practices along with provisions of the Sarbanes-Oxley Act of 2002, the new rules of the Securities and Exchange Commission and the new listing standards of Nasdaq. Since our 2003 annual meeting we have:

      -     updated our audit committee charter,

      - affirmatively determined that all of our directors except for Mr. Smith qualify as independent directors under the rules of Nasdaq and our corporate governance guidelines,

      - affirmatively determined that Mr. Amaral is an audit committee financial expert under the rules of the Securities and Exchange Commission,

      -     updated our corporate governance guidelines, and

      - updated our code of business conduct which applies to all officers, directors and employees.

The charter for our nominating and corporate governance committee is attached to this proxy statement as Exhibit A. The charter for our audit committee was included with our 2003 proxy statement. You can view our current code of business conduct, our code of ethics for our principal executive officers and senior financial officers, and our audit committee charter on our website at www.tricountiesbank.com under "investor information--corporate information," or receive copies by writing to our corporate secretary at TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, phone (530) 898-0300.

BOARD PROCEDURES AND COMMITTEES

Our full Board of Directors considers all major decisions. However, we have established three standing committees so that some matters can be addressed in more depth than may be possible in a full Board meeting: a compensation and management succession committee, a nominating and corporate governance committee and an audit committee. These three committees each operate under written charter. The Board has affirmatively determined that each member of our Board committees are independent as defined by NASD Rule 4200(a)(15) and our corporate governance guidelines. Following is a description of each of these committees. Our subsidiary, Tri Counties Bank, also has an audit committee and other Board committees.

Audit Committees. We have a standing audit committee of TriCo and a standing audit committee of Tri Counties Bank. The current members of both audit committees are Donald Amaral (chairman), Donald Murphy, William Casey, Craig Compton, Wendell Lundberg, Steve Nettleton, Carroll Taresh and Alex Vereschagin. The board has determined that Mr. Amaral is an audit committee financial expert and that each member of the committee is financially literate and independent as defined by NASD listing standards. Their qualifications and business expertise are described beginning on page 7. The committee monitors:

      - the integrity of our financial statements, including the financial reporting process and systems of internal controls regarding finance, accounting and legal and regulatory compliance,

      -     our compliance with legal and regulatory requirements,

      - the independence, qualifications and performance of our financial executives, independent auditor and internal auditing department, and

      - the communication among our independent auditor, management, our internal auditing function and the Board.

Our audit committee met seven times during 2003. For more information on the audit committee, please see the report of the audit committee on page 25.

Compensation and Management Succession Committee. The current members of the compensation and management succession committee are William Casey (chairman), Donald Amaral, Craig Compton, Wendell Lundberg and Donald Murphy. This committee:

      -     determines TriCo's salary philosophy,

      - sets the compensation levels for our president and chief executive officer, o reviews the compensation of our other executive officers,

      -     administers our stock option plans,

      - reviews the benefits provided to our executive officers and directors, and

      -     establishes and reviews our management succession policies.

The compensation and management succession committee held four meetings in 2003. Additional information on the compensation and management succession committee is found on page 21 and at Exhibit A to this proxy statement.

Nominating and Corporate Governance Committee. The current members of the nominating and corporate governance committee are William Casey (chairman), Wendell Lundberg, Donald Murphy, Steve Nettleton and Carroll Taresh. This committee:

      -     determines nominees to the Board in the manner described below,

      -     reviews our Board committee structure and members,

      -     annually evaluates the Board,

      -     monitors director independence, and

      - reviews our corporate governance guidelines and code of business ethics.

The committee was formed in 2003 and met for the first time in 2004.

NOMINATION AND ELECTION OF DIRECTORS

Qualifications. Our nominating and corporate governance committee determines the director nominees for each annual meeting of shareholders using the criteria set forth in our corporate governance guidelines. Our guidelines provide that all directors must be committed to representing the long-term interests of our shareholders and possess:

      -     the highest personal and professional ethics, integrity and values,

      -     informed judgment,

      -     sound business experience,

      -     the ability to make independent analytical inquiries, and

      -     an understanding of our business environment.

The committee has not established any specific minimum qualification standards for directors, except that no person may serve as a director who is seventy-five years of age or older at the time of election. However, the committee may identify certain skills or attributes as being particularly desirable for specific director nominees in order to complement the existing Board composition. To date the committee has identified and evaluated nominees for directors based on several factors, including:

      -     referrals from our management, existing directors and advisors,

      -     business or banking experience,

      -     education,

      -     leadership abilities,

      -     professional reputation and affiliation, and

      -     personal interviews.

We do not currently pay any fee to a third party to identify or evaluate potential director nominees, although we may retain search firms to assist in finding qualified candidates.

Shareholder Nominations. The committee will consider nominees recommended by shareholders if those nominations are submitted under Section 15 of our bylaws.
Section 15 provides that nomination for election of members of the Board of Directors may be made by the Board of Directors or by any shareholder of any outstanding class of capital stock of TriCo entitled to vote for the election of directors. Notice of intention to make any nominations shall be made in writing and shall be delivered or mailed to the president of TriCo not less than twenty-one (21) days nor more than sixty (60) days prior to any meeting of shareholders called for the election of directors; provided, however, that if less than twenty-one (21) days' notice of the meeting is given to shareholders, such notice of intention to nominate shall be mailed or delivered to the president of TriCo not later than the close of business on the tenth (10th) day following the day on which the notice of meeting was mailed; provided further, that if notice of such meeting is sent by third-class mail as permitted by
Section 6 of the bylaws, no notice of intention to make nominations shall be required. Such notification shall contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the number of shares of capital stock of TriCo owned by each proposed nominee; (d) the name and residence address of the notifying shareholder; and (e) the number of shares of capital stock of TriCo owned by the notifying shareholder. Nominations not made in accordance with these provisions may, in the discretion of the chairman of the meeting, be disregarded and upon the chairman's instructions, the inspectors of election can disregard all votes cast for each such nominee.

Nominees recommended by shareholders are evaluated in the same manner as other nominees. We have not received any proposals for director nominees from shareholders for this election.

Cumulative Voting. Each shareholder may cumulate votes in the election of directors. This means that a shareholder can cast votes for the number of shares owned multiplied by the number of directors to be elected. For example, if you own 1,000 shares, you could cast 9,000 votes since we will be electing eleven directors at the meeting. You may cast those votes for a single candidate or distribute your votes among any or all of the candidates. However, you may not cumulate votes for a candidate unless that candidate has been properly nominated prior to the voting and you have given notice of your intention to cumulate your votes. You must express your intention to cumulate votes at the meeting prior to the election. If any shareholder gives notice to cumulate his shares, all other shareholders shall be allowed to cumulate their votes as well. We will provide an opportunity at the meeting for any shareholder who desires to cumulate votes to announce his intention to do so. We are soliciting discretionary authority to vote proxies cumulatively.

ATTENDANCE AT MEETINGS

The Board of Directors of TriCo and Tri Counties Bank each met 14 times during 2003. Each director attended at least 75% of the meetings of the Boards of Directors of both TriCo and Tri Counties Bank and the meetings of the committees of TriCo and Tri Counties Bank on which they served. In addition, our independent directors meet in executive session at least semi-annually to discuss our chief executive officer's performance.

Our corporate governance guidelines provide that each director must attend our annual shareholders meeting. In 2003 all of our directors attended the annual meeting except for Mr. Vereschagin.

COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of our compensation and management succession committee is an officer, former officer or employee of TriCo or Tri Counties Bank. No executive officer of TriCo had any interlocking relationship with any other for-profit entity during 2003, including serving on the compensation committee for any other entity.

                           COMPENSATION OF DIRECTORS

COMPENSATION

During 2003 each non-employee director received a $1,500 monthly retainer, the chairman of the Board received a $2,000 monthly retainer and the chairman of the audit committee received an $1,800 monthly retainer. Each director also:

      -     received options for shares of our common stock described on page
            23,

      - was eligible to participate in the deferred compensation plan and supplemental retirement plan described below,

      - has an indemnity agreement under which TriCo will indemnify him in his capacity as a director,

      -     was covered by directors' and officers' liability insurance, and

      -     has a long-term care agreement with TriCo described on page 18.

We do not pay our directors any additional compensation to attend board or committee meetings. Directors who are employees of TriCo do not receive additional compensation for their service on the Board.

DIRECTOR DEFERRED COMPENSATION PLAN

In 1992 we adopted a deferred compensation plan for directors to provide our directors with supplemental retirement benefits. Under the plan, directors may defer all or part of their retainer fees into a separate account. The amount deferred cannot be less than $200 per month. The plan permits us to make discretionary contributions to a director's account. It also requires us to make an annual contribution to each director's account based on amounts contributed to other retirement and benefit plans.

Accounts maintained under the plan are credited with interest each month at a rate that is three percent higher than the annual yield of the Moody's average corporate bond yield index. Directors are immediately 100% vested in their own contributions and associated interest. We determine the vesting rate for all discretionary contributions. To date, we have not made any discretionary contributions to directors' accounts.

This plan is nonqualified, unsecured and unfunded. However, we do maintain corporate-owned life insurance on the lives of the directors who participate in the plan to offset some of the costs.

DIRECTOR SUPPLEMENTAL RETIREMENT PLAN

In 1987 we adopted a supplemental retirement plan for directors to provide our directors with additional retirement benefits. Any outside director of TriCo or Tri Counties Bank who has served as a director for at least ten years is eligible to participate. Full benefits apply to all directors who are at least 65 years old.

When a qualified director retires, he can immediately receive 15 times the amount of the retainer fees we paid him during his final year of service. We pay that amount in 15 equal annual installments. If a director has been on our Board for at least ten years but is not yet 65, we will pay the supplemental retirement benefit at a discounted rate. If we experience a change of control, we will pay all vested retirement benefits immediately. This plan is nonqualified, unsecured and unfunded.

STOCK OPTION PLAN

In 2003 directors received stock options under our 2001 stock option plan described on page 18. In 2003 we granted directors options for 10,000 shares when they are first elected to the Board which vest over five years beginning on the first anniversary of the grant date. We also granted directors options for 2,000 shares of common stock when they are reelected to the Board. These options may be exercised on the first anniversary of the grant date.

                         OWNERSHIP OF VOTING SECURITIES

This chart shows the common stock ownership for each TriCo director and director nominee, the executive officers named on page 15, and owners of more than 5 percent of our outstanding common stock as of March 8, 2004. These figures do not reflect the two-for-one stock split to be effective on April 9, 2004. Each shareholder has direct ownership and sole voting and investment power for the shares listed unless otherwise noted. The share amounts have been rounded to the nearest full share.

                                          COMMON STOCK OWNERSHIP NOT
                                                   INCLUDING              COMMON STOCK OWNERSHIP INCLUDING STOCK
                                                STOCK OWNED AS                      OWNED AS A TRUSTEE
                                             A TRUSTEE OF THE ESOP                     OF THE ESOP
--------------------------------------------------------------------------------------------------------------------
                                       NUMBER OF SHARES     PERCENTAGE OF      NUMBER OF SHARES      PERCENTAGE OF
          BENEFICIAL OWNERS              BENEFICIALLY        COMMON STOCK        BENEFICIALLY        COMMON STOCK
          -----------------                  OWNED           OUTSTANDING             OWNED            OUTSTANDING
--------------------------------------------------------------------------------------------------------------------
5% Holders

TriCo Bancshares                           592,450   (1)             7.58%      592,450  (1)                   7.58%
Employee Stock Ownership
Plan and Trust (ESOP)
63 Constitution Drive
Chico, CA 95973

Directors and Executive Officers

Craig Carney                                44,713   (2)                 *       44,713  (2)                       *
Donald J. Amaral                                 0                       -            0                            -
William J. Casey                           314,474   (3)             4.02%      906,924  (3)(15)              11.60%
Craig S. Compton                            71,555   (4)                 *       71,555  (4)                       *
John S. A. Hasbrook                            760                       *          760                            *
Michael W. Koehnen                          52,958   (5)                 *       52,958  (5)                       *
Wendell J. Lundberg                        171,117   (6)             2.19%      763,566  (6)(16)               9.77%
Andrew Mastorakis                           51,391   (7)                 *       51,391  (7)                       *
Donald E. Murphy                           193,704   (8)             2.48%      193,704  (8)                   2.48%
Steve G. Nettleton                         163,211   (9)             2.09%      163,211  (9)                   2.09%
Richard O'Sullivan                         129,759  (10)             1.66%      129,759  (10)                  1.66%
Thomas J. Reddish                           55,471  (11)                 *       55,471  (11)                      *
Richard P. Smith                           165,635  (12)             2.12%      750,534  (12)(16)              9.60%
Carroll R. Taresh                           76,650  (13)                 *       76,650  (13)                      *
Alex A. Vereschagin, Jr.                    68,712  (14)                 *       68,712  (14)                      *

All TriCo directors and executive        1,633,333  (15)            20.89%    2,216,232  (15)(16)             28.35%
officers as a group (18 persons)

*Less than 1%.

(1) Each ESOP participant may direct the ESOP trustees how to vote the shares allocated to his account. The ESOP's advisory committee directs the ESOP trustees how to vote shares which are not allocated to participant's accounts. As of March 8, 2004, participants in the ESOP could direct the voting of all 592,450 shares held by the ESOP. Of that total, 48,748 shares had been allocated to the accounts of TriCo's executive officers.

(2) Includes 41,170 shares for which options are currently exercisable under TriCo's stock option plans and 3,543 shares allocated to Mr. Carney's account in the ESOP.

(3) Includes 4,000 shares for which options are currently exercisable under TriCo's stock option plans and 60,000 shares held by a family trust of which Mr. Casey is manager.

(4) Includes 17,013 shares held by Mr. Compton as executor of his father's estate, 604 shares held by Mr. Compton's minor children and 4,000 shares for which options are currently exercisable under TriCo's stock option plans.

(5) Includes 32,607 shares owned by CF Koehnen & Sons, of which Mr. Koehnen is an owner, 4,300 shares owned by the CF Koehnen & Sons Profit Sharing Plan of which Mr. Koehnen is trustee, 2,200 shares owned by the Helen Koehnen Trust of which Mr. Koehnen is trustee, 600 shares owned by Mr. Koehnen's minor children and 1,150 shares owned by Mr. Koehnen's wife.

(6) Includes 4,000 shares for which options are currently exercisable under TriCo's stock option plans and 664 shares held in an IRA account for the benefit of Mr. Lundberg.

(7) Includes 39,620 shares for which options are currently exercisable under TriCo's stock option plans and 1,771 shares allocated to Mr. Mastorakis' account in the ESOP.

(8) Includes 3,558 shares owned by the J. H. McKnight Ranch, of which Mr. Murphy is an officer, 13,311 shares owned by the J. H. McKnight Ranch Profit Sharing Plan, 144,214 shares held by Blavo LLC of which Mr. Murphy is a manager and 4,000 shares for which options are currently exercisable under TriCo's stock option plans.

(9) Includes 129,886 shares held jointly with his spouse and 33,325 shares held in an IRA account for the benefit of Mr. Nettleton.

(10) Includes 81,500 shares for which options are currently exercisable under TriCo's stock option plans and 12,826 shares allocated to Mr. O'Sullivan's account in the ESOP.

(11) Includes 1,080 shares held by Mr. Reddish's minor children, 47,500 shares for which options are currently exercisable under TriCo's stock option plans and 4,503 shares allocated to Mr. Reddish's account in the ESOP.

(12) Includes 82 shares held by Mr. Smith's wife, 157,902 shares for which options are currently exercisable under TriCo's stock option plans and 7,551 shares allocated to Mr. Smith's account in the ESOP.

(13) Includes 4,000 shares for which options are currently exercisable under TriCo's stock option plans, 4,000 shares held by Mr. Taresh's wife and 13,428 shares held in an IRA account for the benefit of Mr. Taresh.

(14) Includes 4,000 shares for which options are currently exercisable by Mr. Vereschagin under TriCo's stock option plans.

(15) Includes 434,692 shares for which options held by TriCo executive officers and directors are currently exercisable under TriCo's stock option plans.

(16) Includes 592,450 shares held by the ESOP of which Messrs. Smith, Casey and Lundberg are trustees of which 48,748 shares have been allocated to the accounts of executive officers under the ESOP.

                      EXECUTIVE OFFICERS AND KEY EMPLOYEES

RICHARD P. SMITH

Information about Mr. Smith can be found on page 8.

RICHARD O'SULLIVAN

Richard O'Sullivan, age 47, has served as executive vice president wholesale banking of Tri Counties Bank since 1997. He was our senior vice president customer sales and service from 1995 to 1997. He served as vice president and manager of our Park Plaza branch from 1992 until 1995. Mr. O'Sullivan is also a partner in a family farm.

ANDREW MASTORAKIS

Andrew Mastorakis, age 45, has served as executive vice president retail banking of Tri Counties Bank since 2000. Prior to joining Tri Counties Bank, Mr. Mastorakis was a senior vice president of Wells Fargo Bank in charge of its Central California Division. He also acted as the market president of Wells Fargo's East Bay Division.

W. R. "RICK" HAGSTROM

Rick Hagstrom, age 58, has been executive vice president --- risk management of Tri Counties Bank since March 2003. From 1996 to 2003 he served as vice president real --- estate manager.

CRAIG CARNEY

Craig Carney, age 45, has been senior vice president and chief credit officer of Tri Counties Bank since 1997. From 1985 to 1996 Mr. Carney was employed by Wells Fargo Bank in various lending capacities. His most recent position with Wells Fargo was as vice president, senior lender in commercial banking from 1991 to 1996. Mr. Carney served as a consultant to Tri Counties Bank from 1996 until his employment in 1997.

RICHARD A. MILLER

Rick Miller, age 60, has served as senior vice president human resources director of Tri Counties Bank since 2001. From 1998 to 2001 he served as senior vice president and chief administrative officer of Key Equipment Finance Group. From 1983 to 1998 Mr. Miller held a variety of senior human resource positions at Bank of America, US Leasing and World Savings.

THOMAS J. REDDISH

Tom Reddish, age 44, has served as vice president and chief financial officer of both TriCo and Tri Counties Bank since 1999. Mr. Reddish became senior vice president in 2003 and executive vice president in 2004. He was vice president and controller of TriCo and vice president of Tri Counties Bank from 1998 until 1999. He served as controller of Tri Counties Bank from 1994 until 1998.

RAYMOND RIOS

Ray Rios, age 47, has served as vice president information systems manager of Tri Counties Bank since 1997.

 Biographies

-     Richard P. Smith

-     Richard O'Sullivan

-     Andrew Mastorakis

-     W. R. "Rick" Hagstrom

-     Craig Carney

-     Richard A. Miller

-     Thomas J. Reddish

-     Raymond Rios

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table presents information concerning all compensation received by our chief executive officer and the four other most highly compensated executive officers for all services rendered during 2003, 2002 and 2001.

                                                             ANNUAL               LONG-TERM
                                                         COMPENSATION(1)        COMPENSATION
                                                  --------------------------------------------
                                                                                 SECURITIES
                                                                                 UNDERLYING          ALL OTHER
NAME AND PRINCIPAL POSITION             YEAR      SALARY(2)       BONUS        OPTIONS GRANTED    COMPENSATION(3)
-----------------------------------------------------------------------------------------------------------------
Richard Smith                           2003        $371,875     $168,750               52,000            $16,922
President and Chief Executive           2002         300,000      111,562                2,000             16,781
Officer                                 2001         263,554      100,000              132,000             14,561

Richard O'Sullivan                      2003         196,096       40,000               20,000             17,338
Executive Vice President---             2002         176,556       25,000                    0             15,463
Wholesale Banking                       2001         175,226       16,500               80,000             21,618

Andrew Mastorakis                       2003         195,836      100,000               20,000             19,015
Executive Vice President---Retail       2002         174,996      101,000                    0             15,606
Banking                                 2001         145,000       95,000               50,000             11,291

Thomas Reddish                          2003         177,402       50,000               20,000             13,952
Executive Vice President and Chief      2002         146,412       26,600                    0             11,536
Financial Officer                       2001         133,104       30,250               40,000             10,648

Craig Carney                            2003         157,595       40,000               15,000             12,591
Senior Vice President and Chief         2002         145,530       20,790                    0             11,184
Credit Officer                          2001         138,550        6,600               30,000             11,437

(1) The named executive officers also received other personal benefits from TriCo in the form of payments made by TriCo for premiums for health insurance, life insurance, long-term disability insurance and dental insurance, as well as use by Mr. Smith and Mr. O'Sullivan of TriCo-owned automobiles. Mr. Smith, Mr. O'Sullivan and Mr. Carney each received country club memberships. The total amount of such compensation did not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the named executive officers.

(2) Includes cash compensation earned and received by the executive officers and amounts earned but deferred at the election of the officers under our executive deferred compensation plan described on page 17.

(3) Includes TriCo contributions to the ESOP described on page 20 which generally vest over a seven-year period, interest credits on deferred compensation under our supplemental executive retirement plan described on page 19 that are considered by the Securities and Exchange Commission to be at above-market rates, and the cost of insurance premiums for the long-term care agreements described on page 18.

EXECUTIVE DEFERRED COMPENSATION PLAN

In 1987 we adopted an executive deferred compensation plan to provide our key employees with supplemental funds for retirement or death. Under the plan, executives may defer all or part of their compensation into a separate account. The plan permits us to make discretionary contributions to an executive's account. It also requires us to make an annual contribution to each executive's account based on amounts contributed to other retirement and benefit plans.

Accounts maintained under the plan are credited with interest each month at a rate that is 3% higher than the annual yield of the Moody's average corporate bond yield index. Executives are immediately 100% vested in their own contributions and associated interest. We determine the vesting rate for all discretionary contributions. So far, we have not made any discretionary contributions.

This plan is nonqualified, unsecured and unfunded. However, we do maintain corporate-owned life insurance on the lives of the executives who participate in the plan to offset some of the costs.

CEO INCENTIVE PLAN

In 2001 the Board adopted the CEO Incentive Plan which is described in the "Report of the Compensation and Management Succession Committee" on page 21. This plan provides bonus compensation to our chief executive officer, Richard Smith.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have an employment agreement with Richard Smith which provided Mr. Smith with a base annual salary of $371,875 for 2003 with future increases as determined by the Board of Directors. Mr. Smith is also eligible to receive an annual incentive bonus under the CEO Incentive Plan and stock options under our 2001 stock option plan. Mr. Smith's compensation is described in the "Report of the Compensation and Management Succession Committee" on page 21. Also, he receives benefits under our supplemental executive retirement plan and other benefit plans.

We also have an employment agreement with Richard O'Sullivan which provided him with an annual base salary of $196,096 in 2003 with future increases as determined by the Board of Directors. Mr. O'Sullivan is also eligible to receive an annual incentive bonus, stock options under our 2001 stock option plan and benefits under our supplemental executive retirement plan and other benefit plans.

CHANGE OF CONTROL AGREEMENTS

Four of the named executive officers have entered into agreements with TriCo that provide them with benefits if TriCo experiences a change of control. If a change of control occurs, they are entitled to receive the following payments in certain circumstances:

      - Mr. Smith and Mr. O'Sullivan: 2 times the combined amount of his annual salary and most recent annual bonus,

      - Mr. Reddish: 2 times the amount of his annual salary and 1 1/2 times the amount of his most recent annual bonus, and

      - Mr. Carney: 1 1/2 times the combined amount of his annual salary and most recent annual bonus.

LONG-TERM CARE AGREEMENTS

In 2003 we entered into long-term care agreements with all eligible directors and all executive officers and paid a one-time premium for long-term care insurance for each participant. The single premiums cost approximately $50,000 for each participant and will be amortized by TriCo over five years. The long-term care insurance provides long-term care benefits if a participant becomes disabled or has a long-term medical condition.

The agreements generally provide that if a participant's service with TriCo terminates for any reason, the participant will reimburse a percentage of the premium paid by TriCo. The reimbursement obligation decreases 20% for each year of service following adoption of this agreement. For example, if a participant's service is terminated immediately following his third year of service following adoption of this agreement, he would generally be required to reimburse TriCo for 40% of the premium. During 2003 we recognized an expense of $128,000 relating to the long-term care insurance.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information about shares reserved for issuance for outstanding options, stock appreciation rights and warrants granted under our equity compensation plans as of December 31, 2003. All of our equity compensation plans have been approved by shareholders.

                                                                                    NUMBER OF SECURITIES
                                     NUMBER OF SECURITIES                          REMAINING AVAILABLE FOR
                                      TO BE ISSUED UPON       WEIGHTED AVERAGE      ISSUANCE UNDER EQUITY
                                         EXERCISE OF          EXERCISE PRICE OF       COMPENSATION PLANS
                                     OUTSTANDING OPTIONS,   OUTSTANDING OPTIONS,    (EXCLUDING SECURITIES
PLAN CATEGORY                        WARRANTS AND RIGHTS     WARRANTS AND RIGHTS   REFLECTED IN COLUMN (a))
-----------------------------------------------------------------------------------------------------------
Equity compensation plans not                           0                     NA                          0
approved by stockholders

Equity compensation plans                         824,348   $              17.87                    199,730
approved by stockholders

Total                                             824,348   $              17.87                    199,730

STOCK OPTION PLANS

In 1993 we adopted a stock option plan for directors. On March 8, 2004, there were options for 8,400 shares outstanding under this plan and no additional options were available for grant. In 1995 we adopted a stock option plan for key employees. On March 8, 2004, there were options for 193,875 shares outstanding under this plan and no additional options were available for grant. Vesting schedules were determined individually for each grant under both plans.

In 2001 we adopted a stock option plan for key officers, employees, directors and consultants. On March 8, 2004, there were options for 647,896 shares outstanding and options for only 106,470 shares were available for future grant. Vesting schedules are determined individually for each grant. The stock options we have issued to the named executive officers under all of our stock option plans were granted at exercise prices equal to the fair market value of TriCo stock at the date of grant and vest over a five-year period. Any comment we make in this proxy statement regarding stock options granted to directors, executive officers and employees uses option prices and share amounts that have been adjusted for past stock dividends but do not reflect the two-for-one stock split to be effective on April 9, 2004.

Shareholders are being asked to amend the 2001 stock option plan to increase by 450,000 the number of shares which may be issued under the plan. Additional information concerning the plan and the proposed amendment can be found beginning at page 22.

STOCK OPTION GRANTS IN 2003

The following table presents information concerning stock options granted to each of the named executive officers in 2003 and the potential realizable value for those stock options based on future appreciation assumptions:

                                            INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE VALUE
                        ------------------------------------------------------           AT ASSUMED ANNUAL
                         NUMBER OF     % OF TOTAL                                       RATES OF STOCK PRICE
                        SECURITIES       OPTIONS                                          APPRECIATION FOR
                        UNDERLYING     GRANTED TO     EXERCISE                             OPTION TERM(1)
                         OPTIONS      EMPLOYEES IN      PRICE       EXPIRATION       -------------------------
      NAME               GRANTED #        2003           ($)           DATE            5%($)          10%($)
-------------------------------------------------------------------------------------------------------------
Richard P. Smith              2,000(2)          0.9%     $25.20      5-13-13          $ 31,696     $   80,325
                             50,000            21.8%      25.41       7-8-13           799,011      2,024,850

Richard O'Sullivan           20,000             8.7%      25.41       7-8-13           319,604        809,940

Andrew Mastorakis            20,000             8.7%      25.41       7-8-13           319,604        809,940

Thomas Reddish               20,000             8.7%      25.41       7-8-13           319,604        809,940

Craig Carney                 15,000             6.6%      25.41       7-8-13           239,703        607,455

(1) Potential realizable value is based on an assumption that the market price of our common stock will appreciate at the stated rates (5% and 10%), compounded annually from the date of grant until the end of the term. The values are calculated based on rules of the Securities and Exchange Commission and do not reflect our estimate or projection of future stock prices. Actual gains, if any, on stock option exercises will depend on the future performance of the price of our common stock and the timing of exercises.

(2)      Received as a director of TriCo.

OPTIONS EXERCISED IN 2003 AND 2003 YEAR-END OPTION VALUES

The following table presents information about the number and value of stock options exercised in 2003 and held at December 31, 2003, by each named executive officer. A stock option is "in-the-money" if the closing market price of TriCo stock exceeds the exercise price of the stock option.


                                                        NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                         NUMBER OF                     UNDERLYING UNEXERCISED             IN-THE-MONEY OPTIONS
                          SHARES          VALUE          OPTIONS AT 12-31-03                 AT 12-31-03(1)
                        ACQUIRED ON     RECEIVED     ----------------------------     -----------------------------
       NAME              EXERCISE     UPON EXERCISE  EXERCISABLE    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------------
Richard P. Smith                   0              -      146,750           88,000     $  4,631,430    $   2,777,280

Richard O'Sullivan                 0              -       93,175           42,000        2,940,603        6,325,520

Andrew Mastorakis              5,000  $     167,750       42,120           39,280        1,329,307        1,239,677

Thomas Reddish                     0              -       42,500           39,500        1,341,300        1,088,820

Craig Carney                   7,330  $     183,616       38,670           26,500        1,220,425          836,340

(1) Based on the closing price per share of TriCo stock as quoted on the Nasdaq National Market on December 31, 2003 ($31.56 per share).

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

In 1987 we adopted a supplemental executive retirement plan to provide supplemental retirement benefits to key employees. This plan is administered by our compensation and management succession committee. In general terms, the benefits are payable if a participant retires at the age of 65, if he dies or becomes disabled, or if he is terminated within 24 months after a change in control. We do not pay benefits if an employee is terminated for cause. The plan is nonqualified, unsecured and unfunded. The purpose of the plan is to provide an incentive to key executives to remain in TriCo's service by providing additional compensation that is payable only if the executive remains with TriCo until retirement, disability or death. Participants in the plan are approved by the compensation and management succession committee.

The plan provides for payments of 70% of the participant's final average compensation, including salary and bonus for the highest paid 36 months out of the last 60 months of the participant's employment. The benefit amount is reduced by the sum of amounts payable to the officer from social security benefits and the annuity received from TriCo's ESOP, profit sharing plans, frozen tax-qualified retirement benefit plan and other defined benefit plans. The normal retirement age under the plan is age 65 with at least ten years of service. The plan also allows for early retirement at age 55 with at least ten years of service. If a participant retires prior to age 65, the 70% payment under the plan is reduced by 2% per year for each year the participant's retirement date precedes his normal retirement date for the first five years and 4% for the next five years to age 55. Benefit payments under the plan will be made for the lifetime of the participant, with a minimum of ten years of payments if the participant dies after retirement.

The following table shows payments under the plan, assuming a minimum of ten years of service at retirement age.

                              RETIREMENT PLAN TABLE

    FINAL                          ANNUAL BENEFIT AFTER SPECIFIED YEAR IN PLAN
   AVERAGE           ----------------------------------------------------------------------
COMPENSATION            5                   10                  15                    20+
------------         -------              -------             -------               -------
$    100,000          17,500               35,000              52,500                70,000
     200,000          35,000               70,000             105,000               140,000
     300,000          52,500              105,000             157,500               210,000
     400,000          70,000              140,000             210,000               280,000
     500,000          87,500              175,000             262,500               350,000
     600,000         105,000              210,000             315,000               420,000

All of the named executive officers are participants in the plan. At March 8, 2004, they had accrued the following years of service in the plan: Mr. Smith--ten years; Mr. O'Sullivan--nineteen years; Mr. Mastorakis--three years; Mr. Reddish--nine years and Mr. Carney--seven years.

OTHER BENEFIT PLANS

We have an employee stock ownership plan and trust for all employees completing at least 1,000 hours of service with TriCo or Tri Counties Bank. Annual contributions are made by TriCo in cash at the discretion of the Board. Contributions to the plan are held in trust and invested primarily in our common stock. Contributions are allocated to participants on the basis of salary in the year of allocation. In general, benefits become vested after seven years.

We do not have any long-term incentive plans that provide compensation for performance that is measured over a period longer than one fiscal year. We do not provide any actuarial plan that is payable upon retirement. The named executive officers may also participate in other benefits available to all employees.

         REPORT OF THE COMPENSATION AND MANAGEMENT SUCCESSION COMMITTEE

TO OUR SHAREHOLDERS:

The report of the compensation and management succession committee for 2003 includes our activities related to compensation review and recommendations for the chief executive officer and, to a certain extent, the other named executive officers.

COMPENSATION POLICIES

The purpose of the committee is to ensure that TriCo's officers are compensated in a manner consistent with our stated compensation strategy, internal equity considerations, competitive practice and the requirements of bank regulatory agencies. The committee determines the compensation of Richard P. Smith, our chief executive officer. We also review Mr. Smith's compensation decisions concerning other officers.

The compensation program for executive officers consists of three key elements:

      -     base salary,

      -     performance-based annual bonus, and

      -     periodic grants of stock options.

This three-part program enables us to tie compensation to TriCo's performance. As a result, we believe that this program best serves the interests of TriCo and its shareholders.

COMPENSATION OF CHIEF EXECUTIVE OFFICER

Base Salary. Mr. Smith's salary was originally set forth in his employment agreement. In determining the annual adjustments to his base salary, we considered compensation levels at banks of similar size and type. In 2003 Mr. Smith received a salary of $371,875.

Annual Bonus. The bonus permits annual recognition of individual performance and is based on the CEO Incentive Plan adopted in 2001. Under this plan, we evaluate Mr. Smith's performance annually based on the following four components:

      -     financial performance,

      -     asset and liability quality,

      -     internal growth of TriCo and our common stock, and

      -     Mr. Smith's leadership skills.

Based on our evaluation under each of the four guidelines outlined in the CEO Incentive Plan, we recommended that Mr. Smith receive an incentive bonus of $168,750 for 2003. The Board approved payment of this bonus.

Stock Options. The number of stock options granted is determined by a subjective evaluation of Mr. Smith's ability to influence our long-term growth and profitability. Since the value of an option bears a direct relationship to TriCo's stock price, we believe it is an effective incentive to create value for shareholders. All options are granted at exercise prices not less than the fair market value of the stock on the date of the grant. In 2003 Mr. Smith received stock options for 2,000 shares of common stock for his re-election to the Board of Directors and stock options for 50,000 shares for his employment as chief executive officer.

COMPENSATION OF OTHER EXECUTIVES

The salaries and annual bonuses for all other officers are established by Mr. Smith subject to our review. Mr. Smith seeks to establish base salaries that are within the range of salaries for persons holding similarly responsible positions at other banks and bank holding companies. In addition, he considers factors such as relative company performance, the individual's past performance and future potential.

As with Mr. Smith's compensation, the number of stock options granted to top executives is determined by a subjective evaluation of the executive's ability to influence TriCo's long-term growth and profitability. In 2003 our executives other than Mr. Smith together received stock options for 105,000 shares of common stock.

RESPECTFULLY SUBMITTED:

William J. Casey (Chairman)
Donald Amaral
Craig S. Compton
Wendell J. Lundberg
Donald E. Murphy

                      AMENDMENT OF 2001 STOCK OPTION PLAN

PROPOSED AMENDMENT

Our 2001 stock option plan provides that options may be granted for shares of our common stock to our officers, directors, employees and consultants. As of March 8, 2004, the maximum number of shares of common stock which may be granted under the plan was 837,325. On that date, we had granted stock options for 730,855 shares with only 106,470 shares available for future grant under the plan. On March 11, 2004, the Board declared a two-for-one stock split to be effective on April 9, 2004. After effectiveness of the stock split, there would only be 212,940 shares available for future grant under the plan from a total of 1,674,650 reserved for grant.

Also on March 11, 2004, our Board revised the amendment to our 2001 stock option plan to increase by 450,000 from 1,674,650 to 2,124,650 the number of shares which may be granted under the plan subject to stockholder approval. The compensation and management succession committee believes that the number of shares remaining for grant under the plan is not sufficient to make future awards to our directors, officers and employees. Our Board believes it to be in our best interest to adopt this amendment in order to continue to use the stock options as incentives to attract and retain qualified officers, directors and employees in a competitive labor market, and encourage their increased stock ownership. The plan is summarized below. Please also review the equity compensation chart on page 18 when considering approval of the amendment to this plan.

The additional 450,000 shares that would be reserved for issuance under the plan if the amendment is approved by shareholders represented approximately 2.98% of our outstanding shares on March 8, 2004, assuming the 2-for-1 stock split had been effective on that date. Based solely on the closing price of our common stock as reported on Nasdaq on that date of $35.34 per share, the total market value of the 450,000 additional shares which may then be issued under the plan would be $7,951,500, assuming the 2-for-1 stock split had been effective on that date and the estimated post-split closing price was $17.67.

ELIGIBILITY AND ADMINISTRATION

Current and prospective officers, employees, directors and consultants of TriCo or its subsidiaries or affiliates may be granted awards under the plan. As of March 8, 2004, approximately 623 individuals were eligible to participate in the plan. Our compensation and management succession committee has not yet determined the individuals who will receive new awards under the plan if the amendment is approved by stockholders.

The plan is administered by our compensation and management succession committee. Awards to directors serving on the committee are determined and administered by the full Board of Directors. The committee may:

      -     select participants,

      -     determine the type and number of options to be granted,

      -     determine the exercise price and vesting period of any option,

      -     determine and later amend the terms and conditions of any option,

      - interpret the rules relating to the plan, and o otherwise administer the plan.

STOCK OPTIONS

The committee may grant both incentive stock options, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. The committee determines the terms and vesting provisions, including the exercise price that generally may not be less than the fair market value of a share of common stock on the grant date. The maximum term of each option, the times at which each option will be exercisable, and the provisions requiring forfeiture of unexercised options following termination of employment generally are fixed by the committee, except that no option may have a term exceeding ten years. Incentive stock options that are granted to holders of more than 10% of our stock are subject to certain additional restrictions, including a five-year maximum term and a minimum exercise price of 110% of the fair market value.

Shares subject to options that are cancelled, expire unexercised, forfeited, settled in cash or otherwise terminated remain available for awards under the plan. Shares issued under the plan may be either newly issued shares or shares which we have reacquired. The plan imposes individual limitations on the amount of certain awards in order to comply with Section 162(m) of the Internal Revenue Code of 1986. Under these limitations no single participant may generally receive options in any calendar year that relate to more than $1 million. Finally, options may generally be adjusted to prevent dilution or enlargement of benefits when certain events occur, such as a stock dividend, reorganization, recapitalization, stock split, combination, merger or consolidation.

DIRECTOR OPTIONS

In 2003 a new director to the Board received options for 10,000 shares when he was elected. These options were exercisable in five equal installments of 2,000 shares each beginning on the first anniversary of the grant date. Each director who was re-elected to the Board received options for 2,000 shares upon re-election which were exercisable on the first anniversary of the grant date. In addition, each director who was appointed as chairman of the Board, vice-chairman of the Board or chairman of a Board committee received options for 500 shares when he was appointed which were exercisable on the first anniversary of the grant date. The option price for all options granted to directors is the fair market value on the grant date. The Board determines the terms and conditions of any other options granted to directors.

OTHER TERMS

Termination of Employment. All options not exercised within 90 days after an optionee ceases to serve as a director, officer, employee or consultant of TriCo are forfeited.

Change in Control. All outstanding awards vest, become immediately exercisable or payable and have all restrictions lifted immediately when TriCo experiences a change in control.

Amendment and Termination. The Board may amend, suspend or terminate the plan subject to applicable shareholder approval. The committee may waive any conditions or amend the terms of any option. However, the committee may not amend the terms of previously granted options to reduce the exercise price or cancel options and grant substitute options with a lower exercise price than the cancelled options. The committee also may not adversely affect the rights of any award holder without the award holder's consent.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

Following is a brief description of the federal income tax consequences generally arising for awards under the plan. Tax consequences to TriCo and to participants receiving options will vary with the type of option. The plan is not intended to be a "qualified plan" under Section 401(a) of the Internal Revenue Code.

Effects on Participants. Generally, a participant will not recognize income, and TriCo is not entitled to take a deduction, when an incentive stock option or a nonqualified option are granted. A participant generally will not have taxable income when he exercises an incentive stock option. When a participant exercises a nonqualified option, he must generally recognize ordinary income equal to the difference between the exercise price and fair market value of the shares acquired on the exercise date.

If a participant sells shares of common stock acquired from an incentive stock option before the end of two years from the grant date and one year from the exercise date, the participant must generally recognize ordinary income equal to the difference between the fair market value of the shares at the exercise date and the exercise price. Otherwise, a participant's disposition of shares acquired when an option is exercised generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant's tax basis in the shares.

Effects on TriCo. TriCo generally may receive a tax deduction equal to the amount recognized as ordinary income by the participant in connection with an option. TriCo generally is not entitled to a tax deduction relating to amounts that represent a capital gain to a participant. Accordingly, TriCo will not be entitled to any tax deduction for an incentive stock option if the participant holds the shares of common stock for the incentive stock option holding periods prior to selling the shares.

Performance-based Compensation. Section 162(m) of the Internal Revenue Code generally disallows a public company's tax deduction for compensation paid in excess of $1 million in any tax year to its five most highly compensated executives. However, compensation that qualifies as "performance-based compensation" is excluded from this $1 million deduction limit and therefore remains fully deductible by TriCo. TriCo intends that the following grants will qualify as "performance-based compensation" so that these awards will not be subject to the Section 162(m) deduction limitations:

      -     performance awards,

      - options granted with an exercise price at least equal to 100% of the fair market value of the underlying shares of common stock at the grant date, and

      - options granted to employees that the committee expects to be named executive officers at the time a deduction arises.

                         REPORT OF THE AUDIT COMMITTEE

The audit committee of the Board of Directors is composed entirely of independent directors as defined in NASD Rule 4200(a)(15). The committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of TriCo's accounting, auditing and reporting practices. The responsibilities of the committee are described on page 10 and are set forth in its charter which can be accessed on our website at www.tricountiesbank.com under "investor information--corporate information--Board of Directors."

Management is responsible for internal controls and the financial reporting process, including the system of internal controls. KPMG, LLP, our independent accountant, is responsible for expressing an opinion on the conformity of TriCo's audited consolidated financial statements with generally accepted accounting principles. The committee has reviewed and discussed the audited consolidated financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61 (communication with audit committees).

The audit committee has reviewed and implemented the provisions of the Sarbanes-Oxley Act, the new rules of the Securities and Exchange Commission and the new Nasdaq listing standards. The committee may also engage independent legal counsel to review assets and make recommendations on procedures required by the Sarbanes-Oxley Act. At four of its regular meetings in 2003, the committee met privately in executive session with KPMG, TriCo's chief executive officer and the director of the internal audit department.

The audit committee considered the need to ensure the independence of TriCo's accountants while recognizing that in certain situations KPMG may possess the expertise and be in the best position to advise TriCo on issues other than accounting and auditing. Any audit services and fees payable to KPMG for audit services must be pre-approved by the committee. The charter requires that any other services, including any permitted non-audit services, be pre-approved by the committee. The committee then communicates its approval to management. All audit and non-audit services performed by KPMG during 2003 were pre-approved by the committee.

KPMG has provided the committee with the written disclosures required by Independence Standards Board Standard No. 1 (independence discussions with audit committees), and the committee discussed with KPMG their independence. The audit committee has considered the effect that provision of the services described under "tax fees" and "all other fees" under Independent Public Accountants on page 26 may have on the independence of KPMG. These fees amounted to approximately 9.72% of our total fees paid to KPMG in 2003 and approximately 1.16% of our total fees paid in 2002. The committee approved these services and determined that those services were compatible with maintaining the independence of KPMG as TriCo's principal accountant.

Based on the audit committee's review and discussions with management and KPMG, the audit committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in TriCo's annual report on Form 10-K for the year ending December 31, 2003, for filing with the Securities and Exchange Commission.

RESPECTFULLY SUBMITTED:

Donald J. Amaral (Chairman)
Donald E. Murphy
William J. Casey
Craig S. Compton
Wendell J. Lundberg
Steve G. Nettleton
Carroll R. Taresh
Alex A. Vereschagin, Jr.

                         INDEPENDENT PUBLIC ACCOUNTANTS

CHANGE IN INDEPENDENT ACCOUNTANTS

On March 20, 2002, the Board of Directors, on recommendation of the audit committee, dismissed our independent accountants, Arthur Andersen LLP, and engaged the services of KPMG, LLP as our new independent accountants. KPMG audited our financial statements for the years ending December 31, 2002 and December 31, 2003. The audit committee selected KPMG, LLP as our independent accountant for 2004.

During the years ended December 31, 2001 and 2000, and the following interim period through March 20, 2002, there were no disagreements between TriCo and Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports on our financial statements for such periods.

During the years ended December 31, 2001 and 2000, and the following interim period through March 20, 2002, we did not consult with Arthur Andersen regarding any of the matters or events set forth in Item 304(a)(2)(i) and (ii) of Regulation S-K. Also, none of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the years ended December 31, 2001 and 2000 or within the following interim period through March 20, 2002.

The audit reports of Arthur Andersen on the consolidated financial statements of TriCo as of and for the years ended December 31, 2001 and 2000 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. We requested Arthur Andersen to furnish us a letter addressed to the Securities and Exchange Commission stating whether they agreed with the above statements. A copy of that letter was filed with a Form 8-K on March 27, 2002.

FEES

The following table shows the fees we paid to KPMG, LLP in 2003 and 2002. We also paid Arthur Andersen $165,000 for audit work performed in 2002.

                                  2003          2002
------------------------------------------------------
Audit fees(1)                   $177,750      $158,500
Audit-related fees(2)             21,000        21,000
Tax fees(3)                       21,400         2,100
All other fees                         0             0
                                --------      --------
    Total                       $220,150      $181,600
                                ========      ========

(1) For auditing our annual consolidated financial statements and our interim financial statements in our reports filed with the Securities and Exchange Commission.

(2) For accounting and auditing consultation services, audits of our employee benefit plans, assistance with registration statements filed with the Securities and Exchange Commission and audits of separate subsidiary financial statements.

(3)      For tax compliance, tax advice and planning.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

The following graph presents the cumulative total yearly shareholder return from investing $100 on December 31, 1998, in each of TriCo common stock, Standard & Poor's 500 Stock Index (a broad equity market index), the SNL Securities Index of $500 million to $1 billion Independent Western Banks and the SNL Western Bank Index. We are changing our peer group index from the SNL Securities Index of $500 million to $1 billion Independent Western Banks to the SNL Western Bank Index for future proxy statements. We believe that this change is appropriate due to the increase in TriCo's assets. The SNL Western Bank Index includes banks located in California, Oregon, Washington, Montana, Hawaii and Alaska with market capitalizations more similar to that of TriCo's. Both our old peer group index and our new peer group index were compiled by SNL Financial. The amounts shown assume that any dividends were reinvested. TriCo's stock is listed on the Nasdaq National Market under the symbol "TCBK."

                        [TOTAL RETURN PERFORMANCE GRAPH]

                                                            DECEMBER 31,
                              -------------------------------------------------------------------------
                               1998         1999         2000         2001         2002          2003
-------------------------------------------------------------------------------------------------------
TriCo Bancshares              $100.00      $121.19      $105.80      $131.42      $176.12       $232.54
S&P 500 Index                  100.00       121.11       110.34        97.32        75.75         97.40
SNL $500M-$1B Bank Index       100.00        92.57        88.60       114.95       146.76        211.62
SNL Western Bank Index         100.00       103.35       136.83       119.65       130.91        177.34

                               OTHER INFORMATION

CERTAIN TRANSACTIONS

Some of our directors, executive officers and their associates are customers of Tri Counties Bank and we expect to have banking transactions with them in the future. In our opinion, all loans and commitments to lend were made in the ordinary course of our business and complied with applicable laws. Terms, including interest rates and collateral, were substantially the same as those prevailing for comparable transactions with other persons of similar creditworthiness.

In our opinion, these transactions did not involve more than a normal risk of collectibility or present other unfavorable features. The aggregate amount of all loans and credit extensions outstanding as of December 31, 2003, to all directors, director nominees and executive officers (including their associates and members of their immediate family) was approximately $5,053,256, representing 3.9% of shareholders' equity at that time. Our audit committee reviews the adequacy and fairness of the loans to our directors and officers.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and some other shareholders are required to report their ownership of our common stock and any changes in that ownership to the Securities and Exchange Commission and Nasdaq. To the best of our knowledge, all required filings in 2003 were properly made in a timely fashion, except that Mr. Reddish, Mr. O'Sullivan, Mr. Casey, Mr. Compton, Mr. Nettleton, Mr. Hagstrom and Mr. Smith each inadvertently filed one late report. In making these statements, we have relied on the representations of the persons involved and on copies of their reports filed with the Commission.

FINANCIAL MATERIALS

Shareholders may request free copies of our financial materials (annual report, Form 10-K and proxy statement) from TriCo Bancshares, 63 Constitution Drive, Chico, California 95973, Attention: Wendell Lundberg, Corporate Secretary. These materials may also be accessed on our website at www.tricountiesbank.com under "investor information."

CONTACT THE BOARD

Shareholders may direct questions to the independent lead director by sending an e-mail to leaddirector@tricountiesbank.com. All communications required by law or regulation to be relayed to the Board will be promptly delivered to the lead director. The lead director monitors these messages and replies appropriately. The lead director for 2004 is Mr. Casey. We also encourage shareholders to attend the annual meeting to ask questions of directors concerning TriCo.

                                    EXHIBIT A
          CHARTER OF THE NOMINATING AND CORPORATE GOVERNANCE COMMITTEE

I.   PURPOSE

The purpose of the Nominating and Corporate Governance Committee (the "Committee") of the Board of Directors (the "Board") of TriCo Bancshares (the "Company") is to: (a) identify individuals qualified to become Board members,
(b) recommend director nominees to the Board for each annual meeting of the stockholders of the Company, (c) lead the Board in its periodic evaluation of the performance of the Board and its committees, and (d) periodically review and recommend changes to the Company's Corporate Governance Guidelines and the Company's Codes of Ethics.

II.  COMMITTEE MEMBERSHIP

The Committee shall consist of at least three members, each of whom shall be independent directors. The term "independent directors" describes directors (a) who qualify as independent directors pursuant to the applicable provisions or the Securities Exchange Act of 1934, the rules promulgated thereunder and the rules and regulations of the Nasdaq Stock Market, Inc. and (b) who, in the Board's judgment, do not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).

Members of the Committee shall be appointed by the Board. The Board shall appoint one member of the Committee to act as its Chair. The Board may remove members of the Committee, with or without cause.

III. RESPONSIBILITIES AND DUTIES

1. Selection of New Director Nominees. The Committee shall actively identify, recruit, interview and evaluate individuals qualified to become Board members. The Committee shall recommend to the Board the persons to be nominated by the Board for elections as directors at the annual meeting of stockholders and the persons to be elected by the Board to fill any vacancies on the Board.

2. Criteria for Selecting Directors. The Board's criteria for selecting Directors is set forth in the Company's Corporate Governance Guidelines. Such criteria shall guide the Committee when selecting director nominees. The Committee shall review, on an annual basis, the requisite skills and criteria for new Board members as well as the composition of the Board as a whole. This review shall include consideration of diversity, age, skills and experience in the context of the needs of the Board.

3. Committees. The Committee shall periodically review the Board's committee structure and recommend to the Board the directors to be appointed to each of the Board's committees.

4. Evaluation of the Board. The Committee shall develop an annual self-evaluation process for the Board in order to determine whether the Board and its committees are functioning effectively. The Committee shall oversee this annual self-evaluation process and prepare an assessment of the Board's performance, which shall be discussed with the Board.

5. Independence of the Board. The Committee shall monitor the independence of the Board, assuring that the majority of the Board consists of independent directors (as defined in Section II above) and review and assess any potential conflicts of interest between directors and the Company.

6. Director Orientation. The Committee will establish, or identify and provide access to, appropriate orientation programs, sessions or materials for newly elected directors of the Company for their benefit either prior to or within a reasonable period of time after their nomination or election as a director.

7. Corporate Governance Guidelines. The Committee shall periodically review and reassess the adequacy of the Company's Corporate Governance Guidelines and recommend any proposed changes to the Board for approval.

8. Code of Ethics. The Committee shall periodically review and reassess the adequacy of the Company's Code of Business Conduct and Ethics and the Company's Code of Ethics for Principal Executive Officers and Senior Financial Officers and recommend any proposed changes to the Board for approval.

9. Charter. The Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

IV.  POWERS

1. Search Firms. The Committee shall have the sole authority to retain and terminate any search firm used to identify director nominees. The Committee shall have the sole authority to approve the terms of any such engagement, including fees. The Committee is empowered to cause the Company to pay the compensation of any search firm engaged by the Committee.

2. Independent Advisors. The Committee shall have the authority to retain independent advisors (including legal and accounting advisors) to assist in carrying out its responsibilities and duties. The Committee shall have the sole authority to approve the terms of any such engagement, including fees. The Committee is empowered to cause the Company to pay the compensation of any such advisors engaged by the Committee.

3. Subcommittees. The Committee shall have the authority to delegate any of its responsibilities to subcommittees, as the Committee deems appropriate in its sole discretion.

V.   PROCEDURES AND ADMINISTRATION

1. Meetings. The Committee shall meet at such times as it deems necessary or appropriate, but not less than semiannually.

2. Minutes. The Committee shall maintain written minutes of each Committee meeting. Such minutes shall be distributed to each member of the Committee and to the other members of the Board.

3. Reports. The Committee shall report to the Board concerning each meeting of the Committee and as otherwise requested by the Chairman of the Board.

4. Self-Evaluation. The Committee shall evaluate its own performance at least annually.

                                TRICO BANCSHARES

                     SOLICITED BY THE BOARD OF DIRECTORS FOR
                   ANNUAL MEETING OF SHAREHOLDERS, MAY 4, 2004

         The undersigned holder of Common Stock acknowledges receipt of a copy of the Notice of Annual Meeting of Shareholders of TriCo Bancshares and the accompanying Proxy Statement dated March 31, 2004, and revoking any proxy heretofore given, hereby appoints Richard P. Smith and Richard O'Sullivan, and each of them, with full power of substitution as attorneys and proxies to appear and vote all of the shares of Common Stock of TriCo Bancshares, a California corporation (the "Company"), standing in the name of the undersigned which the undersigned could vote if personally present and acting at the Annual Meeting of Shareholders of TriCo Bancshares, to be held at the Headquarters Building of Tri Counties Bank located at 63 Constitution Drive, Chico, California, on Tuesday, May 4, 2004, at 6:00 p.m., or at any postponements or adjournments thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement and to vote according to their discretion on all other matters which may be properly presented for action at the meeting or any adjournments thereof. All properly executed proxies will be voted as indicated. The above named proxy holders are hereby granted discretionary authority to cumulate votes represented by the shares covered by this proxy in the election of directors.

                               (To be continued and signed on the reverse side.)

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

1. To elect as directors the following eleven nominees: William J. Casey, Donald J. Amaral, Craig S. Compton, John S.A. Hasbrook, Michael W. Koehnen, Wendell J. Lundberg, Donald E. Murphy, Steve G. Nettleton, Richard P. Smith, Carroll R. Taresh and Alex A. Vereschagin, Jr.

         ______ FOR ALL nominees (except as indicated to the contrary below).

         ______ WITHHOLD AUTHORITY to vote for all nominees.

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

2. To approve the proposal to amend the Company's Articles of Incorporation to increase by 30,000,000 the number of authorized shares of Common Stock from 20,000,000 to 50,000,000.

         ______   FOR

         ______   AGAINST

         ______   ABSTAIN

3. To approve the proposal to amend the Company's 2001 Stock Option Plan to increase by 450,000 the number of shares which may be granted under the plan.

         ______   FOR

         ______   AGAINST

         ______   ABSTAIN

4. To approve the proposal to ratify the selection of KPMG, LLP as the independent public accountants of the Company for 2004.

         ______   FOR

         ______   AGAINST

         ______   ABSTAIN

5. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ABOVE PROPOSALS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, IT WILL BE VOTED "FOR" THE NOMINEES LISTED ABOVE, "FOR" AMENDMENT OF THE ARTICLES OF INCORPORATION, "FOR" AMENDMENT OF THE 2001 STOCK OPTION PLAN AND "FOR" THE SELECTION OF KPMG, LLP AS THE INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR 2004. THIS PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

__________ WE DO ___________ DO NOT EXPECT TO ATTEND THIS MEETING.

Date ___________________________

Signature ______________________________________

Signature if Held Jointly _________________________________

PLEASE DATE AND SIGN EXACTLY AS YOUR NAME(S) APPEAR. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE. ALL JOINT OWNERS SHOULD SIGN. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY AN AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE SIGN AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED POSTAGE-PAID ENVELOPE.